UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

ZaZa Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers.

On January 8, 2016, ZaZa Energy Corporation (“ZaZa” or the “Company”) (OTC:ZAZA) accepted the resignation of Todd Brooks, the Company’s President & Chief Executive Officer.  Mr. Brooks’ resignation was pursuant to the “Good Reason” clause of his Employment Agreement on the basis that the Company had failed to pay him his required salary under the Employment Agreement.  His resignation is effective as of January 8, 2016.

On January 8, 2016, the Company accepted the resignation of Charles Ngo, the Company’s Chief Accounting Officer and principal financial officer.  Mr. Ngo’s resignation was due the Company failing to pay him a salary.  His resignation is effective as of November 10, 2015.  Following the preceding resignations, the Company no longer has any officers or employees.

On January 8, 2016, each of the following Directors of the Company tendered their resignations: Herbert Williamson IV, Travis H. Burris, A. Haag Sherman, Gaston Kearby, John Hearn, and Todd A. Brooks.  The Company has been unable to pay the directors their fees for board and committee service or to reimburse their expenses for more than a year. The preceding gentlemen had comprised the entirety of the Company’s Board of Directors, and upon their resignations, the Company now has no directors.

Item 8.01               Other Events

As previously reported, on February 21, 2012, the Company issued and sold Senior Secured Notes due 2017 (the “Senior Secured Notes”) in the aggregate principal amount of $100,000,000 (as amended, the “Senior Secured Notes Purchase Agreement”) with MSDC ZEC Investments, LLC, Senator Sidecar Master Fund LP, O-CAP Offshore Master Fund, L.P., O-CAP Partners, L.P., Capital Ventures International, Talara Master Fund, LTD., Blackwell Partners, LLC, Permal Talara LTD., and Winmill Investments LLC (collectively these and other lenders who have subsequently acquired the Senior Secured Notes are the “Senior Secured Note Holders”). There is currently an “Event of Default” under the Senior Secured Notes Purchase Agreement with respect to the Senior Secured Notes as the Company was unable, on July 15, 2015, to fulfill its obligation to prepay the approximately $13.9 million in aggregate principal amount outstanding under the Senior Secured Notes plus accrued and unpaid interest and amendment and consent fees.  The Event of Default under the Senior Secured Notes Purchase Agreement also created a cross-default under the indenture (the “Convertible Senior Notes Indenture”) governing the Company’s 9.00% Convertible Senior Unsecured Notes due 2017 (the “Convertible Senior Notes”), and there was a further default under the Convertible Senior Unsecured Notes when the Company failed to make the required semiannual interest payment on the Convertible Senior Notes on August 1, 2015.

The Company’s debt defaults generally were the result of deteriorating economic conditions being faced by the Company in the wake of the 2014-15 oil price decline, which resulted in reduced revenues and an environment in which the Company was unable to refinance its debt or obtain any other material funding.  Over the course of late 2014 and 2015, the Company retained a number of financial advisors to undertake a full strategic review of the Company and to assist it with refinancing its debt, restructuring its balance sheet, and/or entering into a strategic transaction.  Despite extensive marketing efforts, the Company’s financial advisors were unable to identify any counterparty willing to engage in such a transaction in the low commodity price environment.  Based on the results of the market processes run by the Company and its advisors, the Company has reached the conclusion that the market value of its assets currently is considerably less than the ~$15,000,000 of principal and interest owed to the Senior Secured Note Holders. In support of this view, in November and December of 2015, all of the then current Senior Secured Note Holders sold their notes at a discount to par to two 3rd Parties, Capital Commercial Development, Inc., and Alpha Capital Anstalt, who now hold the Notes.  In addition to amounts due to the Senior Secured Note Holders, the Company also owes ~$14,000,000 in unpaid compensation to its former employees and directors. The Company’s non operated East Texas production revenue is being netted by the Operator as a result of amounts due to them.

The Company previously announced that it was unable to file its Form 10-Q filing for the quarter ending September 30, 2015 and that it may not be in a position to remedy this or otherwise make any other filings in the foreseeable future.

The Senior Secured Note Holders maintain Deeds of Trust and hold first liens on all of the Company’s assets, including all of its oil and gas leases and wells.  Pursuant to notice from the Senior Secured Note Holders, the Senior Secured Note Holders are moving forward with exercising some of their foreclosure remedies under the Senior Secured Notes Purchase Agreement and they are reserving other foreclosure remedies as well as other rights and remedies as stipulated in the Senior Secured Notes Purchase Agreement. It is the company’s understanding that most of the oil and gas leases pertaining to Walker County, TX, Grimes County, TX, Lavaca County, TX, and DeWitt County, TX, and some wellbores in Walker County, TX, were credit bid by the Senior Secured Noteholders by using part of the face value of the amounts owed to the Senior Secured Note Holders at a foreclosure auction in Walker County, TX, on January 5, 2016. The Company holds other oil and gas leases in Trinity and Houston Counties as well as wellbore interests in Madison County, TX. As previously stated, the Senior Secured Note Holders continue to maintain Deeds of Trust and hold first liens on all of the Company’s remaining assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2016

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks President and Chief Executive Officer

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